Exhibit 10.60
AGREEMENT
This AGREEMENT (this “Agreement”) is entered into as of July 15, 2010, between KB Home, a Delaware corporation (the “Company”), and Wendy C. Shiba (“Executive”), in connection with the termination of Executive’s employment with the Company.
1. Effective Date. Subject to Section 6 below, the effective date of the termination of Executive’s employment (the “Effective Date”) shall be the earlier of (a) December 31, 2010 and (b) the date on which there has been a “Termination”, as defined in the Company’s Executive Severance Plan (which is consistent with the requirements of Section 409A of the Internal Revenue Code). Subject to Section 6 below, for all relevant purposes, the termination of Executive’s employment shall be characterized as “without cause”.
2. Title, Salary and Benefits.
(a) Effective on the date hereof, Executive shall become “Executive Vice President and Special Counsel to the Chief Executive Officer”, and she shall serve with such title until the Effective Date.
(b) Until the Effective Date, Executive shall continue to receive her base salary at the rate in effect on June 30, 2010 (pursuant to the Company’s regular payroll), and she shall continue to be eligible to participate in the Company’s executive benefits program.
3. Executive Severance Plan. Following the Effective Date, and subject to compliance with the terms and conditions of the Executive Severance Plan (including, without limitation, the delivery and effectiveness of a full release of claims), Executive shall be entitled to begin receiving benefits under Article IV of the Executive Severance Plan as a “Group A Participant”, without modification of any kind.
4. Equity-Based Awards. The parties acknowledge that the Management Development and Compensation Committee of the Company’s Board of Directors (the “MDCC”) has approved certain modifications to Executive’s outstanding equity-based awards to take effect on the Effective Date, subject to Section 6 below. Specifically, the MDCC has agreed to (1) accelerate the vesting of Executive’s stock appreciation rights (representing unvested rights with respect to 116,449 shares) and stock options (representing unvested rights with respect to 70,768 shares), as well as 10,930 unvested shares of restricted stock and 19,471 unvested phantom shares, and (2) set the post-termination exercise periods of her stock appreciation rights and options at their full remaining terms.
5. Acceleration of Effective Date. Executive shall be entitled to voluntarily accelerate the Effective Date of her termination without affecting her rights under the Executive Severance Plan or the modifications to her equity awards described in Section 4 above; provided that Executive’s entitlement to her base salary shall terminate on such earlier Effective Date, and her severance period under the Executive Severance Plan shall start immediately following such earlier Effective Date.
6. No Right to Employment. Notwithstanding anything in this Agreement to the contrary, the Company shall have the right to unilaterally accelerate the Effective Date either with “Cause”, as defined in the Executive Severance Plan, or without “Cause”. If the Company accelerates the Effective Date without “Cause”, Executive shall remain entitled to receive her base salary and to participate in the Company’s executive benefits program under Section 2(b) above until December 31, 2010, and her rights under the Executive Severance Plan and the modifications to her equity-based awards described in Section 4 shall not be affected. If the Company accelerates the Effective Date with “Cause”, Executive’s right to receive her base salary shall immediately terminate, and her termination shall be changed to “for cause” for all relevant purposes, including under the Executive Severance Plan; provided the parties agree that the Company shall not have reason to accelerate the Effective Date for “Cause” under the Executive Severance Plan because the level of Executive’s services would constitute a “Termination”, as defined in the Executive Severance Plan; further provided that if Executive’s level of services does come to constitute such a “Termination”, then the Effective Date shall be automatically accelerated to the date on which such “Termination” occurs with the same consequences as if Executive voluntarily accelerated the Effective Date under Section 5 above.
7. Consultation with Counsel. Each party represents and warrants to the other that it has had the opportunity to discuss this Agreement with an attorney, and is signing this Agreement freely and voluntarily.
8. Modifications. No modification, amendment or waiver of any of the provisions of this Agreement shall be binding upon either party unless made in writing and signed by both parties.
9. Severability. In the event that any provision of this Agreement, or portion thereof, shall be held to be void, voidable, unlawful or for any reason unenforceable, the remaining provisions or portions of this Agreement shall remain in full force and effect.
10. Integration. All prior and contemporaneous discussions, negotiations and agreements have been and are merged and integrated into, and are superseded by, this Agreement.
11. Governing Law. This Agreement shall be governed by the laws of the State of California as a contract entered into and to be performed entirely within the State of California by residents of the State of California.
12. Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same instrument.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

/s/ Wendy C. Shiba
WENDY C. SHIBA

KB HOME
By:	/s/ Thomas Norton
	Name:	Thomas Norton
	Title:	Senior Vice President, Human Resources

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